EXHIBIT 3

SHAREHOLDER VOTING AGREEMENT

among

KPN TELECOM B.V.

and

THE INDIVIDUALS LISTED ON THE SIGNATURE PAGE HERETO

Dated as of June 20, 2006

TABLE OF CONTENTS

SHAREHOLDER VOTING AGREEMENT dated as of June 20, 2006 (this “Agreement”), among KPN TELECOM B.V., a private limited liability company with its registered office at The Maanplein 55, The Hague, and incorporated under the laws of the Netherlands (“Purchaser”), and THE INDIVIDUALS LISTED ON THE SIGNATURE PAGE HERETO (such persons are individually referred to herein as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS Purchaser and Volcano, a Delaware corporation (the “Company”), propose to enter into a Share Purchase and Sale Agreement dated as of the date hereof (as the same may be amended or supplemented, the “Share Purchase Agreement”), providing for the purchase by the Purchaser of newly issued ordinary shares of common stock, par value $0.001 per share (the “Shares”), that shall represent, immediately after issuance, 51% of the Fully Diluted number of shares of Common Stock of the Company at the close of business on the day before the Closing Date, in exchange for (i) all of the issued and outstanding shares of the newly created subsidiary of Purchaser that, together with its subsidiaries and WVS-I U.S., encompasses Purchaser’s international traffic trading business and (ii) $55,000,000 in cash, upon the terms and subject to the conditions set forth in the Share Purchase Agreement;

WHEREAS each Shareholder owns (of record and beneficially) the number of shares of capital stock of the Company set forth on Schedule A hereto (such shares of capital stock of the Company, together with any other shares of capital stock of the Company subsequently acquired (of record or beneficially) by such Shareholder, the “Subject Shares”); and

WHEREAS as a condition to its willingness to enter into the Share Purchase Agreement, Purchaser has required that the Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Share Purchase Agreement, the parties hereto agree as follows. Terms used but not defined herein shall have the meaning set forth in the Share Purchase Agreement:

SECTION 1. Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, hereby represents and warrants to Purchaser as follows:

(a) Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due execution and delivery by Purchaser, this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. The execution and delivery by such Shareholder of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance by such Shareholder with the provisions of this Agreement do not and will not conflict with, or result in any breach of, or constitute default under, or result in the creation of any Lien upon any of the Subject Shares of such Shareholder under, any provision of (i) its organizational documents, if applicable, (ii) any Contract to which such Shareholder is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to such Shareholder or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform its obligations under this Agreement. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (A) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated in this Agreement and (B) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not or would not reasonably be expected to impair in any material respect the ability of such Shareholder to perform his obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement.

(b) The Subject Shares. Such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth by the name of such Shareholder on Schedule A. Such Shareholder has the sole right to vote such Subject Shares, and such Subject Shares are not subject to any proxies, voting trust or other agreement, understanding, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement and arising under Federal or state securities laws.

SECTION 2. Representations and Warranties of Purchaser. Purchaser represents and warrants to each Shareholder as follows:

(a) Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted.

(b) Authorization; Noncontravention. Purchaser has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated to be consummated by it by this Agreement. Purchaser has duly executed and delivered this Agreement and, assuming the due execution and delivery by each Shareholder, this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. The execution and delivery by

Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated to be consummated by it by this Agreement do not and will not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the shares of Purchaser under, any provision of (i) its organizational documents, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Purchaser.

SECTION 3. Covenants of the Shareholder. Each Shareholder, severally and not jointly, covenants and agrees as follows:

(a) At any meeting of the shareholders of the Company called to vote upon the Share Purchase Agreement, the Share Issuance or any of the other transactions or matters contemplated by the Share Purchase Agreement, or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Share Purchase Agreement, the Share Issuance or any of the other transactions or matters contemplated by the Share Purchase Agreement is sought, such Shareholder shall vote (or cause to be voted) all of such Shareholder’s Subject Shares in favor of, and shall consent to (or cause to be consented to), the approval of the Share Purchase Agreement, the Share Issuance and the terms thereof and each of the other transactions and matters contemplated by the Share Purchase Agreement.

(b) At any meeting of the shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) of the shareholders of the Company is sought, such Shareholder shall vote (or cause to be voted) all of such Shareholder’s Subject Shares against, and shall not consent to (and shall cause not to be consented to with respect to such Subject Shares) any proposal, action or transaction involving the Company or any of its subsidiaries or any of its shareholders, which proposal, action or transaction would in any manner impede, frustrate, prevent or delay the consummation of the transactions contemplated by the Share Purchase Agreement or this Agreement or change in any manner the voting rights of the holders of the shares of capital stock of the Company (collectively, “Frustrating Transactions”).

(c) Until the date of the Closing, such Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares or any interest therein, or enter into any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, option, instrument, arrangement, understanding, obligation or undertaking, with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares or any interest therein, to any person, unless prior to any such Transfer the transferee of such Subject Shares enters into a shareholder voting agreement with Purchaser on terms substantially identical to the terms of this Agreement or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions, other than pursuant to this Agreement. Such Shareholder shall not, nor shall such Shareholder permit any entity under such Shareholder’s control to, deposit any Subject Shares in a voting trust.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Shareholder hereby irrevocably grants to, and appoints, Purchaser and any individual designated in writing by Purchaser, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote all of the Subject Shares, or grant a consent or approval in respect of the Subject Shares, (i) in favor of the approval of the Share Purchase Agreement, the Share Issuance and each of the other transactions and matters contemplated by the Share Purchase Agreement, (ii) against any Frustrating Transaction and (iii) otherwise in accordance with Section 3 of this Agreement. Each Shareholder understands and acknowledges that Purchaser is entering into the Share Purchase Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

(b) Each Shareholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the Share Purchase Agreement, the Share Issuance and each of the other transactions and matters contemplated by the Share Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the Certificate of Incorporation, the By-laws and Section 212 of the Delaware General Corporation Law.

(d) The proxy granted in this Section 4 shall automatically expire upon the termination of this Agreement.

SECTION 5. Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser may reasonably request for the purpose of effectuating the matters covered by this Agreement, including with respect to the grant of the proxy set forth in Section 4.

SECTION 6. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Subject Shares listed on Schedule A hereto shall be adjusted appropriately. In addition, in the event that any Shareholder acquires any additional shares of capital stock of the Company or other voting securities of the Company (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares listed on Schedule A hereto shall be adjusted to include such additional shares of capital stock or other voting securities of the Company. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of capital stock of the Company or other voting securities of the Company issued to or acquired by any Shareholder (including through the exercise of any warrants, stock options or similar instruments).

SECTION 7. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Purchaser. Any purported assignment in violation of this Section 7 shall be null and void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8. Termination. This Agreement, other than Sections 3(b) and 3(c) and Sections 8 through 13, shall terminate upon the earlier of (i) the day that is one month after the date of this Agreement if the Share Purchase Agreement shall not have been signed by such date, (ii) the Closing and (iii) termination of the Share Purchase Agreement in accordance with its terms, other than with respect to the liability of any party for breach hereof prior to such termination. Sections 3(b) and 3(c) and Sections 8 through 13 shall terminate upon the earliest of (i) the Closing, (ii) the termination of the Share Purchase Agreement pursuant to Sections 7.01(a)(i), 7.01(a)(iii) and 7.01(a)(iv) and (iii) 3 months after the termination of the Share Purchase Agreement pursuant to Section 7.01(a)(vi). No termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

SECTION 9. General Provisions. (a)  Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

(b) Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

if to the Purchaser:

Manhattan
Maanplein 1, 2516 CK
The Hague, The Netherlands
Attention: Craig Allwright
Facsimile: +31 70 446 0675

with a copy to:

Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR
Attention: Philip J. Boeckman, Esq.
Facsimile: +44 207 860 1150

if to the Shareholders:

        c/o Jonathan Draluck
        20 Second Avenue
Burlington, Massachusetts 01803
        Facsimile: (781) 505-7304

with a copy to:

Bingham McCutchen LLP
c/o Johan V. Brigham, Esq.
150 Federal Street
Boston, Massachusetts 02110
Facsimile: (617) 951-8736

(c) Interpretation. The representations, warranties and covenants contained herein shall be deemed to be made severally, and not jointly, by each of the Shareholders.

(d) Counterparts; Effectiveness. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, all such respective counterparts shall together constitute one and the same instrument, and shall be delivered in person, by facsimile, or by electronic image scan. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Share Purchase Agreement by each of the parties thereto.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof. This Agreement is for the sole benefit of the parties hereto, their permitted assigns (consistent with Section 7 of this Agreement) and the persons specified as proxies in Section 4, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAW.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.  Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the U.S. District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

SECTION 11. Service of Process. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to Section 10.

SECTION 12. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.

SECTION 13. Headings.  Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

IN WITNESS WHEREOF, Purchaser has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

KPN TELECOM B.V.,
by
/s/ KPN TELECOM B.V.
Name:
Title:

SHAREHOLDERS,
/s/ GORDON VANDERBRUG
Gordon VanderBrug